Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”) is made and entered into by and among John A. Zimmermann (“Employee”) on the one hand, and Zale Corporation and Zale Delaware, Inc. (collectively, “Zale” or the “Company”) on the other, hereinafter collectively referred to as the “Parties” or individually as a “Party.”

RECITALS

WHEREAS, Employee had been employed by Zale as Group President, Zale North America; and

WHEREAS, the Parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and Zale, and the cessation of Employee’s employment with Zale, effective August 6, 2007 (the “Separation Date”).

NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth herein, the Parties covenant and agree as follows:

1.             Employee, for himself and on behalf of his attorneys, heirs, assigns, successors, executors, and administrators, hereby GENERALLY RELEASES, ACQUITS, AND DISCHARGES Zale Corporation, Zale Delaware, Inc. and their respective current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities (collectively, all of the Zale entities are referred to as the “Company Parties”), their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter collectively referred to as the “Releasees”) from and against any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses (including, without limitation, attorneys’ fees and expenses) whatsoever, under any municipal, local, state, or federal law, common or statutory — including, but in no way limited to, claims arising under the Employment Agreement (as defined below), the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as amended, the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f) et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended (including the Civil Rights Act of 1991), the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101, et seq., as amended, the Employee Retirement Income Security Act of 1974, (ERISA), 29 U.S.C. §§ 1001 et seq., as amended, the Labor Management Relations Act, 29 U.S.C. §§ 141 et seq., as amended, the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. §§ 651 et seq., as amended, the Racketeer Influenced and Corrupt Organizations Act (RICO), 18 U.S.C. §§ 1961 et seq., as amended, the Sarbanes Oxley Act of 2002, the Sabine Pilot Doctrine, the

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

American Jobs Creation Act of 2004, Texas Labor Code §§ 21.001 et seq., as amended, Texas Labor Code §§ 61.001 et seq., as amended,  or any other claims, including, without limitation, claims in equity — for any actions or omissions whatsoever, whether known or unknown and whether connected with the employment relationship between Employee and Zale, and/or the cessation of Employee’s employment with Zale, or not, which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement (collectively, the “Released Claim(s)”).  Furthermore, to the extent permitted by law, Employee forever waives, releases, and covenants not to sue or file or assist with suing or filing any complaint or claim against any Releasee with any court, governmental agency or other entity based on a Released Claim, whether known or unknown at the time of execution.  Employee also waives any right to recover from any Releasee in a civil suit brought by any governmental agency or any other individual on his behalf with respect to any Released Claim.  This general release covers both claims that Employee knows about and those he may not know about, except that it does not release any claims or rights that Employee may have under the Age Discrimination in Employment Act of 1967 (and any amendments thereto) that arise after the date Employee signs this Agreement.  Employee represents and warrants that he has not assigned or otherwise transferred, in whole or in part, any or all of the claims released by him hereunder.

Employee acknowledges that the amount being paid pursuant to Paragraph 7 of this Agreement constitutes complete satisfaction and full compensation for any and all alleged unpaid  salary, vacation, severance, hours worked.

2.             Employee acknowledges and agrees that he will keep the negotiations leading to this Agreement, as well as the terms, amount, and fact of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that he will not communicate or otherwise disclose to any employee of Zale (past, present, or future), or to any member of the general public, the terms, amounts, or existence of this Agreement, except as may be required by law or compulsory process; provided, however, disclosure of this Agreement and its terms and conditions by Employee to his tax/financial advisors, spouse, or attorneys, each of whom or which agree to maintain confidentiality, or to taxing authorities, or to an arbitrator in a proceeding to enforce the terms of this Agreement, shall not be a breach of this Agreement.  If asked about any of such matters, Employee’s response shall be that he does not care to discuss any of such matters.  The Parties agree that this paragraph is a material inducement to Zale entering into this Agreement.  Additionally, the Parties agree that Zale may enforce this paragraph without posting a bond.

3.             Employee expressly acknowledges, agrees, and covenants that he will not make any public or private statements, comments, or communication in any form, oral, written, or electronic, which in any way could constitute libel, slander, or disparagement of Zale or any other Releasee or which may be considered to be derogatory or detrimental to the good name or business reputation of Zale or any other Releasee; provided, however, that the terms of this paragraph shall not apply to communications between Employee and his spouse, clergy, or attorneys, which are subject to a claim of privilege existing under common law, statute, or rule of procedure.  Employee specifically agrees not to issue any public statement concerning his employment at Zale and/or the cessation of such employment.   The Parties agree that this provision is a material inducement to Zale entering into this Agreement.  Additionally, the Parties agree that Zale may enforce this paragraph without posting a bond.

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

4.             Employee agrees and acknowledges that in addition to the cessation of his employment with Zale, he shall cease from holding any other positions as a director, officer, and/or employee with Zale and/or any of the Releasees, effective on the Separation Date.

5.             Employee waives and releases forever any right and/or rights he may have to seek or obtain employment, reemployment, and/or reinstatement with Zale or any one or more other Releasees, and agrees not to seek reemployment with any of the same.

6.             Employee and Zale specifically agree that following the execution of this Agreement, neither Party shall be bound by the terms of that certain Employment Agreement executed by and between the Parties as of February 16, 2006 (the “Employment Agreement”), except that Employee shall continue to be bound by all obligations contained in paragraphs 9, 10, 11, 12 and 13 of the Employment Agreement, except to the extent such provisions are in conflict with this Agreement.

7.             Subject to the terms of paragraphs 18, 20 and 22 contained herein, effective  after the complete and proper execution of this Agreement by Employee and in exchange for the general release set forth in this Agreement and other valuable consideration received by the Parties, the Parties agree as follows:

(a)                                  Employee shall receive a total of total of six hundred forty-eight thousand seven hundred fifty-eight dollars and seventy-seven cents ($648,758.77) in “Severance Pay” representing Employee’s base salary as of the Separation Date for the period from the Separation Date through February 15, 2009.  The Severance Pay shall be paid as follows: (i) within three (3) days after the expiration of the Revocation Period (hereinafter defined), Zale will pay to Employee two hundred forty thousand six hundred forty two dollars and twenty three cents ($240,642.23) (which represents Employee’s Severance Pay from the Separation Date through February 28, 2008), less deductions required by law; and (ii) beginning on the first regularly scheduled payroll date that is after the expiration of the Revocation Period and ending on February 15, 2009, Zale will pay to Employee the remaining four hundred eight thousand one hundred sixteen dollars and twenty one cents ($408,116.21) in equal payments, less deductions required by law, at Zale’s regular pay periods in consideration for the promises, covenants, agreements, and releases set forth herein.  The Severance Pay described in this paragraph will be paid to Employee pursuant to the direct deposit arrangement between Employee and Zale in effect as of the Separation Date.

(b)                                 Within three (3) days after the expiration of the Revocation Period (hereinafter defined), Zale will pay to Employee $1,077.25 per month (less $470.86 per month for the aggregate amount of the bi-monthly co-pays Employee was obligated to pay) for each month of COBRA benefits Employee has paid for with his own money since August 6, 2007.  Thereafter, through August 6, 2008, Zale will continue to provide Employee his medical benefits, if any, in effect as of the Separation Date.  Any continued medical benefits provided pursuant to this paragraph 7(b) will count in satisfaction of Employee’s right to continue such benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Employee has elected to continue his benefits by

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

                                                completing and submitting the COBRA election forms to the Zale COBRA Administrator. From August 6, 2007, through August 6, 2008, Employee’s premiums for coverage will be equal to the amount that Company employees pay for such coverage and such premiums will be submitted by Employee directly to the Zale COBRA Administrator.  Thereafter, Employee will have the right to elect to continue such medical benefits for the remainder of the COBRA eligibility period by paying the full cost of such coverage to Zale’s COBRA Administrator.  Employee has been provided with a notice of the interaction of the extended medical insurance benefits under this Agreement and his COBRA rights following his Separation Date.

Any health or welfare benefits received by or available to Employee from or in connection with any other employment of Employee that are reasonably comparable to, but not necessarily as financially or otherwise beneficial to Employee as the benefits provided to Employee by Company at the time of the Separation Date will be deemed the equivalent thereof and will terminate Company’s obligation under this Section 7(b) to provide medical coverage through August 6, 2008; provided, however, that nothing in this paragraph will limit or terminate Employee’s or Employee’s dependents’ right to continue any Company group health plan coverage at Employee’s or such dependent’s cost for the remainder of the COBRA period.  Employee agrees to advise Company of the availability of any such subsequent benefit coverages within 30 days following such availability.

The provisions of this Section 7(b) will not prohibit Company from changing the terms of any medical benefit programs provided that any such changes apply to all employees of Company (e.g., Company may switch insurance carriers or preferred provider organizations or change coverages).

(c)                                  The payments which would have been due and payable in accordance with this Paragraph 7 shall be reduced by an amount equal to any amounts that the Employee receives in connection with any other employment from the Separation Date through February 15, 2009.  Any fringe benefits received by or available to the Employee in connection with any other employment that are reasonably comparable, but not necessarily as financially or otherwise beneficial to the Employee as the fringe benefits then being provided by the Company pursuant to this Paragraph 7 shall be deemed to be the equivalent thereof and shall terminate the Company’s responsibility to continue providing the fringe benefits then being provided by the Company pursuant to this Paragraph 7.

(d)                                 Within three (3) days after the expiration of the Revocation Period (hereinafter defined), Zale will pay to Employee the value of his remaining four (4) weeks unused and accrued vacation time through August 6, 2007, in the amount of $32,519.22, less deductions required by law.  On August, 11, 2008, Zale shall pay to Employee his Supplemental Executive Retirement Plan (“SERP”) benefit to the extent such benefit was fully vested as of December 31, 2004, in the amount of $25,099.61, less deductions required by law, subject to the terms of that certain letter dated December 20, 2006, from Zale to Employee, such payments to be

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

                                                made in accordance with the terms of such letter and the SERP.  Zale shall pay to Employee $152,621.92 (the “Bonus Amount”) in full satisfaction of all amounts owed to Employee under any bonus plans, including, without limitation, Zale’s FY 2007 Management Bonus Plan.  The Bonus Amount will be paid by Zale to the Employee within three (3) days after the expiration of the Revocation Period (hereinafter defined), less deductions required by law, pursuant to the direct deposit arrangement between Employee and Zale as of the Separation Date.  Employee represents and warrants that he as returned to Zale his employee identification badge, keys, and all Company-owned equipment and documents, and that he does not have and will not maintain copies of the same.

(e)                                  Employee has reconciled his outstanding expenses and advances with Zale and paid Zale any outstanding balance owed after all agreed offsets were taken.

(f)                                    Zale shall provide Employee with three (3) months of outplacement services with an entity designated by Zale.  Zale will pay the outplacement provider directly for the cost of such outplacement services.  Such outplacement services will commence on the first business day following the expiration of the Revocation Period (hereinafter defined), and will end on the three (3) month anniversary thereof.

8.             Employee previously agreed in his Employment Agreement and, for independent consideration, now acknowledges and agrees that for a period of three (3) years from the Separation Date, Employee shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, (a) directly, indirectly, or through a third party hire or cause to be hired; (b) directly, indirectly or through a third party solicit; or (c) in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates to leave the employment of the Company or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained concerning the names and addresses of the Company’s employees.  The restrictions contained in this Paragraph 8 shall be tolled on a day-for-day basis for each day during which the Employee participates in any activity in violation of such restrictions.  The Parties agree that the above restrictions on hiring and solicitation are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason.  The Parties further agree that any invalidity and unenforceability of any one or more of such restrictions on hiring and solicitation shall not render invalid or unenforceable any remaining restrictions on hiring and solicitation.  Additionally, should an arbitrator and/or court of competent jurisdiction determine that the scope of any provision of this Paragraph 8 is too broad to be enforced as written, the Parties intend that the arbitrator and/or court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

9.             Employee agrees to cooperate fully with Zale, specifically including any attorney or other consultant retained by Zale, in connection with any pending or future litigation, arbitration, business, or investigatory matter.  The Parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, Employee’s making himself available for interview by Zale, or any attorney or other consultant retained by Zale, and providing to Zale

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

any documents in his possession or under his control.  Zale agrees to provide Employee with reasonable notice of the need for assistance when feasible.  Zale additionally agrees to schedule such assistance in such a manner as not to interfere with any alternative employment obtained by Employee when possible.

10.           Employee acknowledges that he has had access to and become familiar with various trade secrets and proprietary and confidential information of Zale, its subsidiaries and affiliates, including, but not limited to: identities, responsibilities, contact information, performance and/or compensation levels of employees, costs and methods of doing business, systems, processes, computer hardware and software, compilations of information, third-party IT service providers and other Company vendors, records, sales reports, sales procedures, financial information, customer requirements, pricing techniques, customer lists, price lists, information about past, present, pending and/or planned Company transactions, and other confidential information (collectively, referred to as “Trade Secrets”) which are owned by Zale, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which Zale, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees.  Employee acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company or its subsidiaries and/or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable and special and unique assets of Zale or its subsidiaries and/or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to Zale or its subsidiaries and/or affiliates.

(a)                                  Employee shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, at any time in the future, unless the information becomes public knowledge other than as a result of an unauthorized disclosure by the Employee.  All files, records, documents, information, data, and similar items relating to the business of Zale, whether prepared by Employee or otherwise coming into his possession, will remain the exclusive property of Zale.  Employee represents and warrants that he has delivered to Zale all of the foregoing which were in his possession.

(b)                                 Employee agrees that upon his receipt of any formal or informal request, requirement, subpoena, process, or other action seeking Employee’s direct or indirect disclosure or production of any Trade Secrets to any entity, agency, tribunal, or person, in connection with a judicial, administrative or other proceeding, Employee shall promptly and timely notify Zale, and promptly and timely provide a description and, if applicable, hand deliver a copy of such request, requirement, subpoena, process or other action to Zale.  In all such instances, Employee irrevocably nominates and appoints Zale (including any attorney retained by Zale) as his true and lawful attorney-in-fact to act in Employee’s name, place and stead to perform any act that Employee might perform to defend and protect against any disclosure of any Trade Secret.  For purposes of this paragraph 10, this Agreement shall be considered a Trade Secret.

11.           The Company and Employee expressly agree that Trade Secrets were provided to Employee during his employment with Zale.  As a material inducement for the Company

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

providing such Trade Secrets, the Employee previously agreed in his Employment Agreement and, for independent consideration, now acknowledges and agrees that for a period of three (3) years from the Separation Date, he will not, directly or indirectly, compete with the Company by providing services to any other person, partnership, association, corporation, or other entity that is in a “Competing Business.”  “Competing Business,” as used herein, is defined to mean any business that engages in whole or in part in the retail sale of jewelry in the United States and/or Puerto Rico, including, but not limited to, specialty jewelry retailers and other retailers having jewelry divisions or departments, and the Employee’s employment function or affiliation with the Competing Business is directly or indirectly related to such business of jewelry.  The three (3) year period shall expire on August 6, 2010; provided, however, that such three (3) year period shall be tolled on a day-for-day basis for each day during which the Employee participates in any activity in violation of such restrictions.  The Parties agree that the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason.  The Parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition.  Additionally, should an arbitrator or court of competent jurisdiction determine that the scope of any provision of this Paragraph 11 is too broad to be enforced as written, the Parties intend that the arbitrator and/or court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

12.           By entering into this Agreement, the Parties do not admit, and do specifically deny, any violation of any contract, local, state, or federal law, common or statutory.  Neither the execution of this Agreement nor compliance with its terms, nor the consideration provided for herein shall constitute or be construed as an admission by any Party (or any Party’s agents, representatives, attorneys, or employers) of any fault, wrongdoing, or liability whatsoever, and the Parties acknowledge that all such liability is expressly denied.  This Agreement has been entered into in release and compromise of claims as stated herein and to avoid the expense and burden of dispute resolution.

13.           If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

14.           This Agreement constitutes the entire Agreement of the Parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, with respect to its subject matter, except that this Agreement specifically incorporates as if fully set forth herein paragraphs 9, 10, 11, 12 and 13 of the Employment Agreement; provided, however, that to the extent a conflict exists between the terms of this Agreement and the terms of paragraphs 9, 10, 11, 12 and 13 of the Employment Agreement, the terms of this Agreement shall and hereby do control.  Subject to the foregoing severance, all prior and contemporaneous negotiations and agreements are deemed incorporated and merged into this Agreement.  No representations, oral

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

or written, are being relied upon by any Party in executing this Agreement other than the express representations of this Agreement.  This Agreement cannot be changed or terminated without the express written consent of the Parties.  Employee agrees and acknowledges that, except as set forth herein, Zale and the other Releasees have no further obligations to Employee.

15.           This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws of the laws of Texas or of any other jurisdiction, except where preempted by federal law.

The Parties hereby agree that any action to enforce an arbitrator’s award pursuant to Section 16 shall be filed exclusively in a state or federal court of competent jurisdiction in Dallas County, Texas and the Parties hereby consent to the exclusive jurisdiction of such court; provided, however, that nothing herein shall preclude the Parties’ rights to conduct collection activities in the courts of any jurisdiction with respect to the order or judgment entered upon the arbitrator’s award by the Texas court.

16.           The Parties agree that any controversy or claim (including all claims pursuant to common and statutory law) arising out of or relating to this Agreement or arising out of or relating to the subject matter of this Agreement or the Employment Agreement shall be resolved exclusively through arbitration pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”).  Any such arbitration proceeding shall take place in Dallas County, Texas.  All disputes shall be resolved by a single arbitrator.  The arbitrator will have the authority to award the same remedies, damages and costs that a court could award.  The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision and any damages awarded.  The arbitrator’s decision will be final and binding.  The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This provision can be enforced under the Federal Arbitration Act.

(a)                                  As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, the Employee and the Company agree that the Company shall have the right to initiate an action in a court of competent jurisdiction to request temporary, preliminary and permanent injunctive or other equitable relief, including specific performance, to enforce the terms of paragraphs 2, 3, 5, 6, 7, 8, 9, 10, 11, 16, 18 and 19 of this Agreement and paragraphs 9, 10, 11, 12 and 13 of the Employment Agreement without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.  Nothing in this paragraph should be construed to constitute a waiver of the Parties’ rights and obligations to arbitrate regarding matters other than those specifically addressed in this paragraph.

(b)                                 Should a court of competent jurisdiction determine that the scope of the arbitration and related provisions of this Agreement are too broad to be enforced as written, the Parties intend that the court reform the provision in question to such narrower scope as it determines to be reasonable and enforceable.

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

17.           One or more waivers of a breach of any covenant, term, or provision of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.

18.           By executing this Agreement, Employee acknowledges that (a) this Agreement has been reviewed with him by a representative of Zale; (b) he has had at least twenty-one (21) days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (c) he has been advised by Zale to consult with an attorney regarding the terms of this Agreement; (d) he has consulted with an attorney of his own choosing regarding the terms of this Agreement; (e) any and all questions regarding the terms of this Agreement have been asked and answered to his complete satisfaction; (f) he has read this Agreement and fully understands its terms and their import; (g) except as provided by this Agreement, he has no contractual right or claim to the benefits described herein; (h) the consideration provided for herein is good and valuable; and (i) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

19.           By executing this Agreement, Employee acknowledges that he (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement;  (ii) has made his own investigation of the facts and is relying solely upon his own knowledge and the advice of his own legal counsel; and (iii) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.  The Parties stipulate that each Party is relying upon these representations and warranties in entering into this Agreement.  These representations and warranties shall survive the execution of this Agreement.

20.           Employee may revoke this Agreement, in writing, by hand delivered notice to Zale’s Senior Vice President of Human Resources, Mary Ann Doran, within seven (7) days of the date of Employee’s execution of this Agreement, and the Agreement shall not become effective and enforceable until such period has expired (the “Revocation Period”).  Employee acknowledges and agrees that he will not receive the benefits provided by this Agreement if he revokes this Agreement.  Employee also acknowledges and agrees that if Zale has not received his notice of revocation of this Agreement prior to the expiration of the Revocation Period, Employee will have forever waived his right to revoke this Agreement, and this Agreement shall thereafter be enforceable and have full force and effect.

21.           Any term or provision of this Agreement which must survive the termination of this Agreement in order to be effective shall so survive such termination.

22.           This Agreement is being provided to Employee pursuant to the requirement, as set forth in Section 8 of the Employment Agreement, that in order to be entitled to severance and other separation payments, Employee must sign and return a release of claims in favor of Zale in a form acceptable to and provided by Zale.  Any release of claims that is executed after March 3, 2008,

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

will not be acceptable to Zale.  Accordingly, if this Agreement is not executed by Employee and delivered to Zale on or before March 3, 2008, then this Agreement will be void and of no further force or effect, and Employee will not be entitled to any payments under this Agreement or under the Employment Agreement.

THIS AGREEMENT CONTAINS A PROVISION REQUIRING THE PARTIES TO RESOLVE ANY DISPUTES BY ARBITRATION.

EXECUTED in , Texas on this day of , 2008.

Date:

John A. Zimmermann

EXECUTED in Irving, Texas on this day of , 2008.

ZALE CORPORATION

Date:	By:

Its:

EXECUTED in Irving, Texas on this day of , 2008.

ZALE DELAWARE, INC.

Date:	By:

Its:

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT